Exhibit 10.4

PERSONAL AND CONFIDENTIAL

To: Jacek OLCZAK                        Lausanne, May 11, 2012

Dear Jacek,

We are pleased to confirm your promotion, effective as of August 1, 2012, to the position of Chief Financial Officer, reporting to Mr Louis C. Camilleri, Chairman and Chief Executive Officer PMI. Your annual base salary is being increased

from     CHF 900'003.-- p.a.        CHF 69'231.-- p.m.
to     CHF 954'005.-- p.a.         CHF 73'385.-- p.m.

Your salary band has been changed and is now B.

Following the change in band and salary, your new Position in Range will be now 8.9%.

You will continue to be eligible to participate in the Incentive Compensation (“IC”) and Equity Award Programs, which are administered at the sole discretion of the Compensation and Leadership Development Committee of the Board of Directors pursuant and subject to the terms of the 2012 Performance Incentive Plan (or any similar plan in the future).

Your annual IC and Stock award targets that assume a PMI company performance rating of 100 and an "Optimal" individual performance are being increased as follows:

Target % (1)
Incentive Compensation Award	from 120 % of annual base salary	to 180 % of annual base salary
Stock Award	from 180 % of annual base salary	to 270 % of annual base salary

All other conditions relating to your employment with Philip Morris International Management SA remain as stated in your employment contract and, if applicable, in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

/s/ Kevin Click	/s/ Ralf Zysk
Kevin Click	Ralf Zysk
Senior Vice President Human Resources PMI	Vice President Compensation & Benefits and International Assignments PMI

Copy: L. Camilleri
ref: mc

(1) The Incentive Compensation and Equity Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 1007 LAUSANNE SWITZERLAND TELEPHONE : +41 58 242 00 00 TELEFAX : +41 58 242 01 01

www.philipmorrisinternational.com

Exhibit 10.4

PHILIP MORRIS
INTERNATIONAL

PRIVATE & CONFIDENTIAL

Mr Jacek Olczak
c/o PHILIP MORRIS GmbH

Lausanne, January 30, 2009

Dear Jacek,

We are pleased to confirm your employment by Philip Morris International Management SA (hereafter referred to as the "Company") as President EU, reporting to Mr Andre Calantzopoulos, Chief Operating Officer, and based in Lausanne, Switzerland.

The terms and conditions of your employment will be as follows:

Effective Date

This contract will be effective as of March 1, 2009 (the "Effective Date"), physically March 2, 2009, provided that you are in possession of a valid work permit by then.

For the purpose of benefits which are linked to seniority in the Company, but with the exception of Pension Fund affiliation, your initial entry date into Philip Morris International Inc. or its subsidiaries will be taken into account, i.e. March 15, 1993.

Annual base salary

Your gross annual base salary, to be paid in 13 instalments, will be Swiss Francs (CHF) 728'533.--, corresponding to your band, which is C.

Fidelity premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Effective Date, up to a maximum of CHF 3'000.-- for 20 years of service.

Pension Fund

In accordance with the Swiss Federal Pension Law ("LPP"), you will remain a member of the "Caisse de pensions Philip Morris en Suisse" (the "Pension Fund"), providing old age, disability, and survivor's benefits. For further details, please refer to the Pension Fund regulations.

According to the current Pension Fund regulations, you will pay a contribution equivalent to 6% of your pensionable salary. This contribution will be deducted each month from your salary.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 · CASE POSTALE 1171 · 1001 LAUSANNE · SWITZERLAND · TELEPHONE: +41 58 242 00 00 · TELEFAX: +41 58 242 01 01

Exhibit 10.4

-2-

Swiss social security schemes (AVS/AI/APG/AC)

Contributions to the various Swiss Federal insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Accident insurance

In accordance with Swiss Federal Insurance Law (LAA), you are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.

Health Insurance

If you wish, you may join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time students or apprentices) can enroll into this group health insurance scheme. The Company bears a substantial portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Salary continuation in the event of sickness

In accordance with the regulations of the Company's insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company.

Life insurance

In accordance with the regulations of the Company's insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Office working hours

The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday based on a full time occupational rate. You understand and agree that your annual base salary includes all compensation for time worked in excess of the basic work schedule, and that there will be no extra compensation for such work. For further details, please refer to the Annual Working Time Policy.

Tax assistance

The Company will pay the fees of tax advisers approved by the Company on the occasions you are required to complete a tax declaration in Switzerland.

Company Car

You will be entitled to a company car in accordance with Company policy.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 · CASE POSTALE 1171 · 1001 LAUSANNE · SWITZERLAND · TELEPHONE: +41 21 618 61 11 · TELEFAX: +41 21 618 46 18

Exhibit 10.4

-3-

Vacation days

Your vacation entitlement is 25 working days per calendar year. For the current year your entitlement will be calculated pro rata temporis.

Relocation expenses

In accordance with Company policy, you will receive a relocation allowance amounting to CHF 71'360 to help defray the miscellaneous non-reimbursable costs associated with your relocation from Munich, Germany to Lausanne, Switzerland. This amount is derived by taking 1/12th of your annual base salary and grossing it up at a fixed standard rate to take account of tax liability on this allowance. This relocation allowance will be paid to you with your first salary and consequently be subject to social security and tax deductions.

The Company will also pay for the travel costs associated with your relocation from Munich, Germany to Lausanne, Switzerland, in accordance with the Company's Business Travel policy.

With prior approval of the Human Resources Department, the Company will pay a remover selected by the Company to pack, transport, store if necessary, and unpack your household goods from Munich, Germany to Lausanne, Switzerland, in accordance with Company Policy. The Relocation Services Department will coordinate this with you. Your move should take place within one year from the Effective Date. The Company will not cover the cost of transportation and adaptation to Swiss norms of private cars.

Temporary accommodation

In accordance with Company policy, temporary accommodation will be provided to you for up to 60 days.

Taxability of benefits

Certain benefits described above are subject to income tax and social security deductions. Please also take into account that the tax and social security treatment of all benefits may change in the future according to Swiss law or Company policy. Details may be obtained from the HR Department.

Privacy policy and data protection

The Company is part of a multinational group of companies, which is active in developing the skills and careers of its employees. As part of the Company's career and skills development program, information about your employee status, personnel profile and similar matters may be transmitted to the Company's affiliates, whether in Switzerland or elsewhere. This information is treated confidentially and in accordance with Philip Morris International's Policy on the Collection, Use and Protection of Personal Data. By signing this contract you will express your consent to such transmittal. You retain the right at any time to withdraw your consent related to the transmittal of any such data as described above, provided that such withdrawal is addressed in writing to the Human Resources Department. For the purposes of this contract an "affiliate" of the Company means any company or other entity which controls or is controlled by or under common control with the Company.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 · CASE POSTALE 1171 · 1001 LAUSANNE · SWITZERLAND · TELEPHONE: +41 21 618 61 11 · TELEFAX: +41 21 618 46 18

Exhibit 10.4

-4-

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes "Confidential Information" means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information in line with all Company Records & Information Management (RIM) policies, procedures, and guidelines.

Company Property

Furthermore upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD's, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including Company corporate cards, telephone cards, keys, access and identification cards, computers, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name will be set-off with any payable sums.

Termination of employment

This contract shall be terminated in accordance with Swiss law.

Governing law, applicable policies and Jurisdiction

The validity, construction and performance of this Employment Agreement shall be governed by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. The Policies and Procedures of the Company, Philip Morris International, as amended or newly issued from time to time, shall also apply.

Miscellaneous

The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us.

Philip Morris International Management S.A.

AVENUE DE RHODANIE 50 · CASE POSTALE 1171 · 1001 LAUSANNE · SWITZERLAND · TELEPHONE: +41 21 618 61 11 · TELEFAX: +41 21 618 46 18

Exhibit 10.4

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Should you have any questions, feel free to contact Ms Monika Slawinska-Slawecka, Team Leader Recruitment.

We look forward to your joining Philip Morris International Management SA in Lausanne, and remain,

Yours sincerely,

PHILIP MORRIS INTERNATIONAL MANAGEMENT SA

Peter-Paul Adriaansen
Director Human Resources Decision Support and Business Partner Switzerland

Daniele Regorda
Senior Vice President Human Resources PMI

Read and approved: ______________________ Date: 3 Feb 2009.
(Jacek Olczak)

Philip Morris International Management S.A.
AVENUE DE RHODANIE 50 • CASE POSTALE 1171 • 1001 LAUSANNE • SWITZERLAND • TELEPHONE: +41 21 618 61 11 • TELEFAX: +41 21 618 46 18